EXHIBIT 10.2

VORTEX BLOCKCHAIN TECHNOLOGIES
Terms and Conditions of Employment
Craig Bergman

The following outlines the terms and conditions of employment with Vortex Blockchain Technologies ("Vortex"). Vortex reserves the right to change these terms and conditions as necessary, with due notice.

Title	Chief Executive Officer
Initial Reporting Relationship	Board of Directors
Responsibilities	You will be employed as Chief Executive Officer for Vortex. You will be responsible for managing the company's operation.
Salary	$150,000 per annum
Status	Full-time
Start Date	September, 2017
End Date	NA
Hours of Work	Vortex's core hours of operation are Monday to Friday from 8:00 to 6:00. Employees are expected to work a minimum of 40 hours per week.
Overtime	Salaried
Payroll Schedule	Your salary will be paid to you on a semimonthly basis, less required deductions, through direct deposit OR by cheque.